Exhibit 10.4.1

UPSNAP, INC.

NOTICE EXTENDING
SERIES A WARRANTS

To the holders of our Series A Warrants:

Please be advised that the Expiration Date of our Series A Warrants issued under our former name MANU FORTI GROUP INC. (now UPSNAP INC.) is now MARCH 30, 2007. This new expiration date will apply to all our Series A Warrant regardless of issuance date.

The Warrants were issued pursuant to, and subject to the terms and conditions of, those certain Subscription Agreements dated various dates in the months of September and October 2005, which provided for the issuance of Warrants with a 12-month term, subject to earlier acceleration in the event certain price and volume targets for our common stock were achieved earlier. The provisions for possible acceleration of the expiration date continue to apply.

September 18, 2006

By ORDER OF THE BOARD OF DIRECTORS,

UPSNAP, INC.

By:  /s/ Tony Philipp__________________
    President